Exhibit 16.2

November 22, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We agree with the statements regarding Eisner LLP.

We have no basis to agree or disagree with respect to any other statements included in Item 4.

/s/ Eisner LLP
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Eisner LLP